For Release 8 a.m. ET Thursday, March 18, 1999:

            QUIZNO'S(R) Headed for United Kingdom, Australia

DENVER, Colo. - The Quizno's  Corporation  (Nasdaq:  QUIZ) announced that it has
awarded  Master   Franchises  for  the   development  of  QUIZNOS  Classic  Subs
restaurants in the United Kingdom and Australia.

The agreements bring the number of international developments for the chain to four. Currently, there are 40 QUIZNO'S open in Canada in British Columbia and Toronto. The first QUIZNO'S in Japan opened in downtown Tokyo in January. Several hundred QUIZNO'S locations are anticipated in each of those countries over the next decade under Master Franchise agreements there.

The principals of Quizno's Canada Corporation, which holds the Master Franchise for Canada, have also bought the rights to develop 100 QUIZNO'S over the next ten years in the United Kingdom for a fee of $510,000.

The first QUIZNO'S is scheduled to open in London this summer.

Glenvista Enterprises PLC has acquired the rights to a Master Franchise to open 100 QUIZNO'S over the next ten years in areas of Australia including Queensland, New South Wales, Victoria and the Australian capital territory. The fee for this franchise was $221,069.

"We have had significant interest in QUIZNO'S from several foreign countries," said Rick Schaden, President and CEO of The Quizno's Corporation. "So far, our concept and our food have been very well received outside the U.S."

QUIZNO'S, an Italian-style deli which serves signature oven baked Classic Subs, has grown from 18 restaurants in Denver in 1991 to more than 500 restaurants open today in 35 states, Puerto Rico, Canada and Japan.

This release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties include the effect of national and regional economic and market conditions, the eating habits of the American, Canadian, Japanese, UK and Australian public, cost of labor and employee benefits, cost of marketing, intensity of competition for locations as well as customers, perception of food safety, legal claims and the availability of financing for the Company and its franchisees. Such risks are detailed from time to time in the Company's reports filed with the SEC, including the report on Form 10-KSB for the year ended December 31, 1997. For More Information Contact: Sue Hoover, Executive Vice President of Marketing The Quizno's Corporation 303-291-0999, ext. 3242